Exhibit 99.6

INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS’ REPORT

To the Board of Directors and Members of
Waste Recyclers Holdings, LLC and Subsidiaries
261 Hwy 20 East, Suite A
Freeport, Florida 32439

We have audited the accompanying combined balance sheets of the Central Florida Market (the “Company”), of Waste Recyclers Holdings, LLC (the “Parent”) as of December 31, 2010 and 2009, and the related combined statements of operations, changes in equity (deficit), and cash flows for the years then ended. These combined financial statements of the Company are the responsibility of the Company’s management. Our responsibility is to express an opinion on these combined financial statements of the Company based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall combined financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements of the Company referred to above present fairly, in all material respects, the combined financial position of the Company as of December 31, 2010 and 2009, and the combined results of its operations and cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

These combined financial statements have been prepared from the separate records maintained by the Company, and therefore accordingly include allocations from Waste Recyclers Holdings, LLC and related entities, the combined financial statements may not be indicative of the conditions that would have existed, or the results of operations, if the Company had been operated as unaffiliated entities.

As discussed in Note 2 to the accompanying combined financial statements of the Company, in accordance with its revolving credit and term loan agreement (as amended), the Parent is required to meet certain covenants, performance measures, certain operating results, and maintain certain capital levels. It has failed to do so for the years ended December 31, 2010 and 2009. Management’s plans regarding those matters are also described in Note 2.

/s/Carr, Riggs & Ingram, LLC
Panama City Beach, Florida
Certified Public Accountants
August 31, 2011

Central Florida Market of
Waste Recyclers Holdings, LLC and Subsidiaries
	Combined Balance Sheets

December 31,	2010	2009

Assets
Current assets
Cash and cash equivalents	$ 36,256	$ 26,630
Accounts receivable, net	3,145,670	3,174,447
Inventories	147,137	147,394
Prepaids	826,947	1,195,576

Total current assets	4,156,010	4,544,047

Property, plant and equipment, net	13,715,666	15,654,214

Other assets
Goodwill, net	16,247,656	16,247,656

Total other assets	16,247,656	16,247,656

Total assets	$ 34,119,332	$ 36,445,917

Liabilities and Equity (Deficit)
Current liabilities
Accounts payable	$ 822,075	$ 1,271,272
Accrued expenses and other current liabilities	2,263,974	1,566,212

Total current liabilities	3,086,049	2,837,484

Noncurrent liabilities
Intercompany payables	51,316,595	49,040,541

Total noncurrent liabilities	51,316,595	49,040,541

Total liabilities	54,402,644	51,878,025

Equity (deficit)	(20,283,312)	(15,432,108)

Total liabilities and equity (deficit)	$ 34,119,332	$ 36,445,917

See accompanying notes to combined financial statements.

	Central Florida Market of
Waste Recyclers Holdings, LLC and Subsidiaries
Combined Statements of Operations

For the years ended December 31,	2010	2009

Net services	$ 31,013,464	$ 29,910,360

Cost of services	23,184,262	22,755,104

Gross profit	7,829,202	7,155,256

Operating expenses
Selling, general and administrative	2,856,859	2,152,695
Depreciation	2,643,835	3,500,145
Amortization	102,440	22,829
Loss on impairment of goodwill	—	9,314,395

Total operating expenses	5,603,134	14,990,064

Income (loss) from operations	2,226,068	(7,834,808)

Other (income) expense
Other (income)	(5,700)	—
Loss on debt to equity conversion	1,390,104	—
Interest expense	5,692,868	5,985,692

Total other expense	7,077,272	5,985,692

Net loss	$ (4,851,204)	$ (13,820,500)

See accompanying notes to combined financial statements.

Central Florida Market of
Waste Recyclers Holdings, LLC and Subsidiaries
Combined Statements of Changes in Equity (Deficit)

Equity (deficit)

Balance,
December 31, 2008	$ (1,611,608)

Net loss	(13,820,500)

Balance,
December 31, 2009	(15,432,108)

Net loss	(4,851,204)

Balance,
December 31, 2010	$ (20,283,312)

See accompanying notes to combined financial statements.

	Central Florida Market of
Waste Recyclers Holdings, LLC and Subsidiaries
Combined Statements of Cash Flows

For the years ended December 31,	2010	2009

Operating activities
Net loss	$ (4,851,204)	$ (13,820,500)
Adjustments to reconcile net loss to
net cash (used in) operating activities
Depreciation and amortization	2,746,275	3,522,974
Loss on impairment	—	9,314,395
Loss on debt conversion	1,390,104	—
(Gain) on sale of assets	(5,700)	—
(Increase) decrease in operating assets
Accounts receivable	28,777	1,160,092
Inventories	257	59,652
Prepaid assets	368,629	(372,198)
Increase (decrease) in operating liabilities
Accounts payable	(449,197)	154,425
Accrued expenses and other current liabilities	637,972	(168,567)
Deferred revenue	59,790	28,350

Net cash (used in) operating activities	(74,297)	(121,377)

Investing activities
Purchases of property, plant and equipment	(705,287)	(1,800,648)
Proceeds from the sale of assets	5,700	—

Net cash (used in) investing activities	(699,587)	(1,800,648)

Financing activities
Proceeds from intercompany credit	783,510	1,884,898

Net cash provided by financing activities	783,510	1,884,898

Net change in cash and cash equivalents	9,626	(37,127)

Cash and cash equivalents, beginning of year	26,630	63,757

Cash and cash equivalents, end of year	$ 36,256	$ 26,630

See accompanying notes to combined financial statements.

Central Florida Market of
Waste Recyclers Holdings, LLC and Subsidiaries

Notes to Combined Financial Statements

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of Business

The accompanying combined financial statements present the combined financial position, results of operations and cash flows of the Central Florida Market (the “Company”) of Waste Recyclers Holdings, LLC (the “Parent”) and include the accounts of the following wholly-owned subsidiaries:

EWS Holdings, LLC
WRH Gainesville, LLC
WRH Gainesville Holdings, LLC
WRH Orange City, LLC,
EWS Central Florida Hauling, LLC
Emerald Waste Services, LLC

The Company is involved in various waste management businesses. The primary operating single member limited liability company is Emerald Waste Services, LLC, which is involved in the commercial and residential waste management business.

All of the other companies are single member limited liability companies and represent the Central Florida Market Area (“Central Florida”).

Waste Recyclers Holdings, LLC, the holding company and Parent, is responsible for all corporate debt which is secured and collateralized by all of the assets of the Company and the Parent’s other consolidated subsidiaries, which are not presented within these combined financial statements. Additionally, the Parent is responsible for other shared general and administrative functions for the Parent, the Company, and their affiliates.

Basis of Presentation

Principles of Combination – The combined financial statements of the Company include the combined accounts of the Central Florida Markets for both periods presented. The Company’s combined financial statements have been presented on a combined basis due to their related operations, common ownership, common management, and are not those of a separate legal entity. All significant intercompany accounts and transactions have been eliminated in the combined financial statements.

The combined financial statements include all reasonable and necessary adjustments which are, in the opinion of management necessary to fairly present the combined results of operations, financial position and cash flows of the Company in conformity with accounting principles generally accepted in the United States of America (GAAP).

Central Florida Market of
Waste Recyclers Holdings, LLC and Subsidiaries

Notes to Combined Financial Statements

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Allocation of Costs to the Company – These combined financial statements have been prepared from the separate records maintained by the Company, and include allocations from Waste Recyclers Holdings, LLC and related entities; the combined financial statements may not be indicative of the conditions that would have existed, or the results of operations, if the Company had been operated as unaffiliated entities. These separate records were used to allocate the majority of the assets and liabilities, and results of operations, except for those items that the Company has allocated.

Interest expense, loan costs, and principal balances are allocated based upon the amount of intercompany cash transactions related to borrowing and contributions of managing the corporate debt.

Corporate overhead costs, such as selling, general and administrative expenses, are allocated based upon weighted cost average of two elements. The first is the Company’s revenue by market share as a percentage of total revenues and the second is the number of personnel in each location of the Company and its affiliates. Management believes that this method is reasonable and represents its best estimate of expenses if the Company’s operations had been performed on a stand-alone basis.

The following table summarizes the allocations for the years ended December 31, 2010 and 2009.
	2010	2009

Selling, general and administrative expenses	$ 1,364,587	$ 1,072,193
Amortization expense	102,440	22,829
Interest expense	5,692,868	5,985,692
Loss on debt to equity conversion	1,390,104	—

Total selling, interest and amortization expenses	$ 8,549,999	$ 7,080,717

Method of Accounting

The Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) the source of authoritative accounting principles recognized by the FASB to be used by nongovernmental entities when preparing financial statements in accordance with GAAP. The FASB updates the FASB ASC through the use of Accounting Standards Updates (ASUs).

All assets, liabilities, income and expenses are recorded using the accrual method of accounting.

Central Florida Market of
Waste Recyclers Holdings, LLC and Subsidiaries

Notes to Combined Financial Statements

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Use of Estimates

The preparation of these combined financial statements in conformity with GAAP requires management to make use of estimates and assumptions from time to time that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses. Actual results could differ from those estimates and assumptions.

In some cases, these estimates are particularly difficult to determine and management must exercise significant judgment. The most difficult, subjective and complex estimates and assumptions that deal with the greatest amount of uncertainty relate to the accounting for environmental liabilities and asset impairments. Estimates are also made regarding the allocation of the corporate debt amounts, interest expense and loan costs, proportionate to the market share use of funds.

Cash and Cash Equivalents

Cash and cash equivalents of $36,256 and $26,630 at December 31, 2010 and 2009, respectively, include overnight repurchase agreements and certificates of deposit with an initial term of less than three months.  For purposes of the combined statements of cash flows, the Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents.

Bank Sweep Accounts

The Parent has a sweep arrangement with its bank that includes several accounts. Under this arrangement, available cash balances are applied against the Parent’s line of credit. The resulting liabilities for items outstanding on the Parent’s bank accounts, has been allocated to the current liabilities on the Company’s balance sheet.

Accounts Receivable

The Company has established a reserve policy that calculates an allowance provision at the greater of one half of one percent of the total accounts receivable balance or one hundred percent of those receivables in the “90 days and over” category. Management believes this method results in a reasonable estimate of amounts ultimately collectable. At December 31, 2010 and 2009, the allowance for doubtful accounts was $11,563 and $18,883, respectively.

Inventories

Inventories are stated at the lower of cost or market. The inventory is made up of spare parts, fuel, oil, and tires, and is determined using the average cost method.  Management estimates that spare parts are utilized every six months and the fuel and oil tanks are replenished weekly in order to meet the demands of the service fleet.

Central Florida Market of
Waste Recyclers Holdings, LLC and Subsidiaries

Notes to Combined Financial Statements

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Property, Plant and Equipment

Property, plant and equipment are recorded at cost and include expenditures for additions and capital improvements. Maintenance and repairs are charged to operations as incurred.

Depreciation is computed at rates calculated to absorb the costs of the assets over their estimated useful lives. Depreciation for all assets is calculated on the straight-line basis.

Buildings and improvements	39	Years
Machinery and equipment	7-10	Years
Office furniture and fixtures	3 - 7	Years
Containers	5-12	Years
Vehicles	5-10	Years

The Company reviews the long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If these assets are considered to be impaired, the impairment loss recognized is measured as the amount by which the carrying amount of the assets exceeds the future discounted net cash flows expected to be generated by the asset. Assets to be disposed of are reported at the lower of the carrying amount or fair value less selling costs.

Goodwill & Intangible Assets

The Parent acquired several new companies during the period January 4, 2008 (inception) through December 31, 2008 that impacted the combined financial statements of the Company. Intangible assets, which were not material to the combined financial statements, include customer lists and their service relationships, government and commercial contracts, licenses and permits. Goodwill is determined as the excess of purchase costs over the fair value of the net assets of the acquired businesses. In accordance with FASB ASC 350, Goodwill and Other Intangible Assets, the Company does not amortize goodwill.  Instead, goodwill is tested for impairment each fiscal year.

Leases

The Company leases property, plant, and equipment in the ordinary course of business for the benefit of the Company.  The primary purpose of these agreements are for equipment needed to support general and administrative functions as well as equipment specific to the industry including vehicles, tractors and compactors. These leases have varying terms and are recorded as either operating or capital leases in accordance with the terms of the agreement.

Central Florida Market of
Waste Recyclers Holdings, LLC and Subsidiaries

Notes to Combined Financial Statements

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Income Taxes

GAAP requires management to evaluate tax positions taken and recognize a tax liability if the Parent has taken an uncertain tax position that more likely than not would not be sustained upon examination by the Internal Revenue Service (IRS). Management has analyzed the tax positions taken and has concluded that as of December 31, 2010, there are no uncertain tax positions taken, or expected to be taken that would be require recognition of a liability or disclosure in the financial statements.

The Company consists of Limited Liability Companies, and is treated as partnerships for income tax purposes, and is not taxpaying entities for income tax purposes. Therefore, no provision for income taxes has been included in the combined financial statements.

The Company’s federal income tax returns for 2007, 2008, and 2009 are subject to examination by the IRS, generally for three years after they are filed.

Revenue Recognition

The Company generally provides services under contracts with individual customers, commercial accounts, and municipalities by servicing local bases.  Revenues consist primarily of collection fees from commercial, industrial, residential and municipal customers and transfer and landfill disposal fees charged to third parties.  Advance billings are recorded as deferred revenue, and that revenue is then recognized over the period in which services are rendered.

Advertising Costs

Advertising costs are expensed as incurred. Advertising costs incurred for the years ended December 31, 2010 and 2009, were $245,357 and $97,456, respectively.

Fair Value of Financial Instruments

Certain of the Company’s assets and liabilities are reported at fair value in the combined financial statements. The methods used to measure fair value may produce an amount that may not be indicative of net realizable value or reflective of future fair values. Although the Company believes its valuation methods are appropriate and consistent with other market indicators, the use of different methodologies or assumptions to determine the fair value of certain assets and liabilities could result in a different fair value measurement at the reporting date.

Central Florida Market of
Waste Recyclers Holdings, LLC and Subsidiaries

Notes to Combined Financial Statements

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

The fair value measurement accounting literature establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. This hierarchy consists of three broad levels:

•	Level 1: Observable inputs such as quoted prices in active markets;
•	Level 2: Inputs, other than quoted prices in active markets that are observable either directly or indirectly; and;
•	Level 3: Unobservable inputs for which there is little or no market data, which requires the Company to develop assumptions.

Concentration of Credit Risk

The Company maintains cash balances at several financial institutions. Accounts at each institution are insured by the Federal Deposit Insurance Corporation up to $250,000 for 2010 and 2009. The Company did not have any uninsured amounts at December 31, 2010 and 2009.

Supplemental Flow Information

Interest expense was paid by the Parent and allocated to the Company. For the years ended December 31, 2010 and 2009, interest expense allocated was $5,692,868 and $5,985,692, respectively.

Subsequent events

The Company applies the provisions of FASB ASC 855, Subsequent Events, which establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before the financial statements are issued.

NOTE 2 – LIQUIDITY AND GOING CONCERN

Liquidity and Going Concern

The accompanying combined financial statements were prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The realization of assets and the satisfaction of liabilities in the normal course of business are dependent on, among other things, the Company’s and Parent’s, ability to operate profitably, to generate cash flow from operations and to obtain funding adequate to fund their business.

The Company and Parent have incurred significant losses since inception as a result of developing the business, completing business combinations, purchasing specific assets and landfills, the sale and promotion of services, and ongoing administrative expenditures.

Central Florida Market of
Waste Recyclers Holdings, LLC and Subsidiaries

Notes to Combined Financial Statements

NOTE 2 – LIQUIDITY AND GOING CONCERN (CONTINUED)

As of December 31, 2010 and 2009; the Company had working capital of $1,069,961 and $1,706,563; an accumulated (deficit) of $(20,283,312) and $(15,432,108); and cash equivalents of $36,256 and $26,630, respectively. The Company also incurred net losses from operations for the years ended December 31, 2010 and 2009 of $(4,851,204) and $(13,820,500), respectively. Net cash provided by operating activities for the same periods was $401,282 and $474,163, respectively.

Historically, the Parent has funded their expenditures primarily through operating revenues, private securities offerings, an asset based loan, a standby credit facility, a revolving credit and term loan, and member capital contributions. The Parent’s plans to continue as a going concern consisted of a change in the management team during the fiscal year 2010, and a reduction in work force combined with other operating efficiencies for the remaining portions of the Parent. Management believes that future operations will be funded through operating cash flow, member capital contributions, sales of operating markets, and restructuring the Comerica Debt.

Member Capital Contributions

•	February 2, 2010, certain members of the Parent made a contribution of $1,000,000.
•	June 15, 2010, certain members of the Parent made a contribution of $1,777,901.
•	July 15, 2010, the members of the Parent made a contribution of $1,500,000.
•	September 29, 2010, the members of the Parent made a contribution of $2,500,000.

Sales of Operating Markets

On February 28, 2011, the Parent signed an equity interest purchase agreement in the amount of $45,763,644 for the sale of certain of its assets and liabilities, referred to as the Central Florida Market Area. Further discussion of the sale is included in Note 18 – Subsequent Events.

On April 1, 2011, the Parent signed an asset purchase agreement in the amount of $13,600,000 for the sale of certain of its assets and liabilities, referred to as the Gulf Coast Market Area. Further discussion of the sale is included in Note 18 – Subsequent Events.

Restructuring Comerica Debt

On August 29, 2008, the Parent and Comerica Bank signed a loan and security agreement extending certain lines of credit and term loans, and established Comerica Bank as the senior creditor. In accordance with the loan and security agreement, the Parent is required to meet certain covenants, performance measures, and maintain certain capital levels. If these measures are not met, they constitute a triggering event, rendering the debt callable in its entirety.

Central Florida Market of
Waste Recyclers Holdings, LLC and Subsidiaries

Notes to Combined Financial Statements

NOTE 2 – LIQUIDITY AND GOING CONCERN (CONTINUED)

Fiscal Year 2009 Activity

During 2009, the Parent failed to meet certain performance requirements and related covenants as required by Comerica Bank. Comerica Bank issued a debt waiver letter, dated June 28, 2010, detailing the failed financial covenants.

Fiscal Year 2010 Activity

During 2010, the Parent failed to meet certain financial covenants requiring a forbearance agreement with Comerica Bank.

On October 25, 2010, the Parent and Comerica Bank signed a modified forbearance agreement regarding the swing line of credit and revolving credit and term loan agreement (collectively, the “Comerica Senior Debt”). The agreement provided for new financial covenants, a continuation of preexisting affirmative covenants, and fees of $750,000.

At December 31, 2010, the debt outstanding to Comerica Bank consisted of a term loan of $11,762,000, and a revolving credit facility of $28,920,797.

Subsequent Event Activity

On February 28, 2011, the Parent sold certain assets and liabilities, referred to as the Central Florida Market Area. Proceeds from this transaction allowed the Parent to make a payment of approximately $10.6 million to Comerica to repay in total the term loan and the remaining balance of approximately $14.4 million was used repay a portion of the revolving credit facility.

On April 1, 2011, the Parent sold certain assets and liabilities, referred to as the Gulf Coast Market Area. Proceeds from this transaction allowed the Parent to make a payment of approximately $7.6 million to Comerica to repay a portion of the revolving credit facility.

On May 5, 2011, the Parent and Comerica Bank signed a modified forbearance agreement regarding the swing line of credit and revolving credit and term loan agreement (collectively, the “Comerica Senior Debt”). The agreement provides for a continuation of preexisting affirmative covenants, and a “monthly extension fee” of $37,500, starting June 1, 2011 and continuing through September 1, 2011.

Although the modification agreement extended forbearance of the specific failed loan covenants through October 1, 2011, there is no guarantee that other performance measures and capital requirements will not generate a triggering event causing the debt to become callable in its entirety.

As of July 31, 2011 the remaining balance was approximately $5.6 million.

Further discussion of subsequent events is included in Note 18 – Subsequent Events.

Central Florida Market of
Waste Recyclers Holdings, LLC and Subsidiaries

Notes to Combined Financial Statements

NOTE 3 – ACCOUNTS RECEIVABLE, NET

Accounts receivable, net, consisted of the following:

December 31,	2010	2009

Trade receivables	$ 3,092,550	$ 3,163,396
Other receivables	10,300	5,000
Unbilled revenues	54,383	24,934
Total receivables	3,157,233	3,193,330
Less allowance for doubtful accounts	(11,563)	(18,883)

Total accounts receivable, net	$ 3,145,670	$ 3,174,447

NOTE 4 – INVENTORIES

Inventories consisted of the following:

December 31,	2010	2009

Fuel inventory	$ 54,681	$ 41,776
Parts inventory	71,457	93,707
Other inventory	20,999	11,911

Total inventories	$ 147,137	$ 147,394

NOTE 5 – PREPAID EXPENSES

Prepaid expenses consisted of the following:

December 31,	2010	2009

Prepaid other	$ 54,722	$ 160,596
Prepaid license and permits	82,717	138,241
Prepaid performance bonds	166,481	164,261
Prepaid insurance	288,944	367,222
Prepaid deposits	215,952	299,597
Prepaid tires	18,131	65,659

Total prepaid expenses	$ 826,947	$ 1,195,576

Central Florida Market of
Waste Recyclers Holdings, LLC and Subsidiaries

Notes to Combined Financial Statements

NOTE 6 – PROPERTY, PLANT AND EQUIPMENT, NET

Property, plant and equipment, net, consisted of the following:

December 31,	2010	2009

Land	$ 3,292,000	$ 3,292,000
Buildings	2,344,344	2,235,743
Machinery and equipment	110,000	110,000
Office furniture and equipment	160,964	160,964
Containers	6,043,057	5,718,896
Vehicles	8,683,801	8,461,640

Total property, plant and equipment	20,634,166	19,979,243
Less accumulated depreciation	(6,918,500)	(4,325,029)

Total property, plant and equipment, net	$ 13,715,666	$ 15,654,214

Depreciation expense for the years ended December 31, 2010 and 2009, was $2,643,835 and $3,500,145, respectively.

NOTE 7 – GOODWILL, NET

The Company recorded goodwill in conjunction with certain business combinations and purchases. Goodwill is determined as the excess of purchase costs over the fair value of the net assets of the acquired businesses.  In accordance with FASB ASC 350, Goodwill and Other Intangible Assets, the Company does not amortize goodwill. Instead, goodwill is tested for impairment each fiscal year or upon certain triggering events, as required. During the current and prior year, the Company became aware of changes in circumstances and events in the economic climate of the Company’s market areas.

The Company assesses whether impairment exists by comparing the net asset value of each operating segment to its fair market value, including goodwill. The Company used an income approach, to estimate the fair value of the operating segments. Fair value computed by this method is arrived at using a number of factors, including projected future operating results, economic projections, anticipated future cash flows, comparable marketplace data and the cost of capital. There are inherent uncertainties related to these factors and to the judgment exercised in applying them to this analysis.

The income approach is based on the long-term projected future cash flows of operating markets. The estimated cash flows are discounted to present value using a weighted-average cost of capital that considers factors such as the timing of the cash flows and the risks inherent in those cash flows. This approach is appropriate because it provides a fair value estimate based upon the operating markets’ expected long-term performance considering the economic and market conditions that generally affect those markets.

Central Florida Market of
Waste Recyclers Holdings, LLC and Subsidiaries

Notes to Combined Financial Statements

NOTE 7 – GOODWILL, NET (CONTINUED)

Management’s assessment resulted in the recording of an impairment charge during 2009 of $9,314,395. There was no impairment recorded in 2010.

Goodwill, net, activity is summarized as follows:

December 31,	2010	2009

Beginning of the year	$ 16,247,656	$ 25,562,051
Reductions due to impairment of goodwill	—	(9,314,395)

Total goodwill, net	$ 16,247,656	$ 16,247,656

There can be no assurances that goodwill will not be impaired at any time in the future.

NOTE 8 – INTERCOMPANY PAYABLE / PARENT COMPANY STRUCTURE

The accompanying combined financial statements present the combined financial position, results of operations and cash flows of the Company. Substantially all debt financing is transacted by, and in the name of the Parent, therefore, the Parent’s debt financing is not reflected on the separate combined financial statements of the Company, rather the Company operates with intercompany accounts for the related activity accounted for at the Parent level.

The debt financing consisted of notes payable with Comerica Bank and a group of mezzanine investors. All assets of the Parent, the Company, and its affiliates are pledged as collateral on the Parent’s debt.

NOTE 9 – PARENT NOTES PAYABLE – COMERICA DEBT

The Parent’s notes payable, consisted of the following:

December 31,	2010	2009

Notes Payable - Comerica Debt
Comerica Term Loan	$ 11,762,000	$ 16,450,000
Comerica Revolving Credit Facility	28,920,797	23,966,675

Total notes payable - Comerica debt	$ 40,682,797	$ 40,416,675

Central Florida Market of
Waste Recyclers Holdings, LLC and Subsidiaries

Notes to Combined Financial Statements

NOTE 9 – PARENT NOTES PAYABLE – COMERICA DEBT (CONTINUED)

Comerica Term Loan

A term loan note to Comerica Bank in the amount of $16,450,000, dated October 26, 2010, interest at 7.75%, collateralized by all assets of the Parent, the Company, and its affiliates. Outstanding principal and interest shall be paid at maturity, the term note matured March 31, 2011.

In March 2011, the Parent made the final payment of approximately $10.6 million to Comerica to repay the entire outstanding balance of the term note. Further discussion of the payment is included in Note 18 - Subsequent Events.

Revolving Credit Facility

A revolving credit facility in the amount of $29,754,222 to Comerica Bank, dated October 26, 2010, interest at 7.75%, collateralized by all assets of the Parent, the Company, and its affiliates. Outstanding principal and interest shall be paid in full at maturity; the revolving credit facility matures October 1, 2011.

In March 2011 and May 2011, the Parent made two payments of $14.4 million and $7.6 million, respectively, to partially repay the outstanding balance of the revolving credit facility.

Pursuant to the terms of the Third Amendment to Modification of the Third Amended and Restated Revolving Credit and Term Loan Agreement, dated May 5, 2011, and the payments received subsequent to year end, the agreement provides for a continuation of preexisting affirmative covenants, and a “monthly extension fee” of $37,500, starting June 1, 2011 and continuing through September 1, 2011.

As of July 31, 2011, the remaining balance was approximately $5.6 million. Further discussion of the payments is included in Note 18 – Subsequent Events.

The Parent has received an extension of the forbearance agreement until October 1, 2011.

NOTE 10 – PARENTS NOTES PAYABLE – MEZZANINE DEBT

December 31,	2010	2009
Notes Payable - Mezzanine Debt
BNY Mezzanine Partners, L.P.	$ —	$ 5,779,928
United Insurance Company of America	—	5,779,928
Triangle Capital Corporation	—	8,273,291
Banyan Mezzanine Partners II, L.P.	—	2,757,763

Total notes payable - mezzanine debt	$ —	$ 22,590,910

Central Florida Market of
Waste Recyclers Holdings, LLC and Subsidiaries

Notes to Combined Financial Statements

NOTE 10 – PARENTS NOTES PAYABLE – MEZZANINE DEBT (CONTINUED)

The mezzanine debt consisted of several term loans to multiple mezzanine investors, listed above, dated August 29, 2008, interest at 7.5% for paid in kind balance, and 8% for cash advance balance, collateralized by all assets of the Parent, the Company, and its affiliates, principal balance was due in full at maturity. Interest has been accrued as incurred, and the accrued balance was due in full at maturity; note matures January 2013. (Differences in principal amounts at December 31, 2009 and the conversion date of October 28, 2010; and the face values of the promissory notes were due to the value assigned to warrants issued to the lenders. The accretion of the warrants has been presented as interest expense in the combined financial statements for both years presented).

Fiscal Year 2009 Activity

On October 2, 2009, the Parent refinanced a large portion of the notes payable and restructured its subordinate debt and inter-creditor agreement. The terms of the agreement were to restructure the priority and surety of the debt including the terms of the interest payments. After the restructuring, the debt was separated into two amounts; Secured Notes of $12,000,000 and Unsecured Notes of $16,000,000.

For the year ended December 31, 2009, the interest expense on the Secured Notes of $12,000,000 was 8.0% paid in cash and 9.5% payments made in kind. Interest expense on the Unsecured Notes of $16,000,000 was reallocated to be 3.0% paid in cash and 14.5% payments made in kind.

Fiscal Year 2010 Activity

Beginning on January 1, 2010, the interest rates were changed to 17.5% payments in kind on both the secured and unsecured debt. Both of these new interest terms were payable quarterly and were extended until December 31, 2010, after which time the terms of the interest payments would revert to the original allocation. However, as noted below, the notes were converted to equity in October of 2010.

On October 28, 2010, the Parent and the mezzanine investors entered into a global restructuring agreement to convert the term loan balance and accrued interest to an equity position in the Preferred Series B Units at an exchange rate of $1.086 per unit. The combined term loan balances, at face value, were $26,836,860 and the accrued interest amount of $7,117,307. The total dollar value of $33,954,167 was converted into 31,265,347 units of Preferred Series B Units.

The remaining balance of the value of the warrants, $1,390,104, was recognized as a loss upon debt to equity conversion for the year ended December 31, 2010.

Central Florida Market of
Waste Recyclers Holdings, LLC and Subsidiaries

Notes to Combined Financial Statements

NOTE 11 – PARENTS EQUITY

The Parent’s equity instruments, consisted of the following:

December 31,	2010	2009

Mandatorily Redeemable Preferred Units
Preferred Series A	$ 23,100,000	$ 23,100,000
Preferred Series B	43,954,167	9,000,000
Preferred Series C	5,777,901	—

Total mandatorily redeemable preferred units	$ 72,832,068	$ 32,100,000

On January 7, 2008, the Parent issued 860 units of Preferred Series A Units and on August 29, 2008, an additional offering of 1,352 Preferred Series A Units. The nonconvertible preferred units pay dividends / long term interest at the initial rate of 12.5%. These units are cumulative and nonparticipating; accordingly, no voting rights are entitled to the preferred unit holders. The preferred unit is redeemable at the option of the Parent for an amount equal to the accrued redemption price as of the date of redemption. Under a mandatory redemption provision, the Parent is required to redeem the preferred unit upon the sixth anniversary of the August 29, 2008 effective underwriting date.

Fiscal Year 2009 Activity

On October 1, 2009, the Parent issued 9,000,000 units of Preferred Series B Units. The nonconvertible preferred units pay dividends / long term interest at the initial rate of 15.5% and are cumulative and nonparticipating; accordingly, no voting rights are entitled to the preferred unit holders. The preferred unit is redeemable at the option of the Parent for an amount equal to the accrued redemption price as of the date of redemption.

Fiscal Year 2010 Activity

On February 1, 2010, the Parent issued another 1,000,000 units of Preferred Series B Units. The nonconvertible preferred unit paid dividends / long term interest at the initial rate of 8% subject to the same terms of the preexisting Preferred Series B Units.

On October 28, 2010, the Parent and the mezzanine investors entered into a global restructuring agreement to convert the term loan balance and accrued interest to an equity position in the Preferred Series B Units. On October 28, 2010 the term loan was converted at an exchange rate of $1.086 per unit. The combined term loan balances, at face value, were $26,836,860 and the accrued interest amount of $7,117,307. The total dollar value of $33,954,167 was converted in to 31,265,347 units of Preferred B Series Units.

Central Florida Market of
Waste Recyclers Holdings, LLC and Subsidiaries

Notes to Combined Financial Statements

NOTE 11 – PARENTS EQUITY (CONTINUED)

For the year ended December 31, 2010, the Parent issued 5,777,901 units of Preferred Series C Units. The nonconvertible preferred unit pays dividends / long term interest at the initial rate of 15% and is cumulative and nonparticipating; accordingly, no voting rights are entitled to the preferred unit holders. The preferred unit is redeemable at the option of the Parent for an amount equal to the accrued redemption price as of the date of redemption.

At December 31, 2010 and 2009, accrued dividends / long term interest on the preferred units consisted of the following:

December 31,	2010	2009

Aggregate Preferred Return on:
Preferred Series A	$ 6,849,655	$ 4,873,761
Preferred Series B	1,349,471	181,203
Preferred Series C	344,492	—

Total aggregate preferred return	$ 8,543,618	$ 5,054,964

Membership Warrants

At December 31, 2008, the Parent had outstanding warrants to purchase 13.6% of the total shares of the Parent’s common units, calculated on a fully-diluted basis as of August 29, 2008. During 2009, the warrant holders exercised their Put Option, and acquired 4,382,413 units of the Parent’s member units, in exchange for a reduction in a note payable. The value of the warrants for this transaction was $3,856,522.

As of December 31, 2009, all warrants were exercised and converted.

Contributed capital

The Parent received capital infusions from its shareholders on a pro-rata basis, for acquisition debt service related costs. For the years ended December 31, 2010 and 2009, the Parent received capital of $6,777,901 and $607,453, respectively.

Central Florida Market of
Waste Recyclers Holdings, LLC and Subsidiaries

Notes to Combined Financial Statements

NOTE 12 – OBLIGATIONS UNDER NONCANCELLABLE OPERATING LEASES

The Company leases several pieces of machinery and equipment under noncancellable operating leases. The terms of these leases range from 1 year to 7 years, with expiration dates ranging through 2015. Most of these leases contain renewal options whereby the Company can extend the lease if it so chooses.

Future minimum lease payments due under these leases consist of the following at December 31, 2010:

For the years ending	Amount

December 31, 2011	$ 1,059,297
December 31, 2012	1,059,297
December 31, 2013	1,059,297
December 31, 2014	1,059,297
December 31, 2015	529,647

Total	$ 4,766,835

Rent expense under all operating leases, for the years ending December 31, 2010 and 2009, was $1,213,681 and $165,119, respectively.

NOTE 13 – COMPENSATED ABSENCES

Employees of the Company are entitled to paid vacation, depending on job classification, length of service, and other factors. As of December 31, 2010 and 2009, management calculated and accrued vacation liability, of $177,521 and $183,742, respectively. It is the Company’s policy to recognize the costs of compensated absences when actually earned by the employees.

NOTE 14 – EMPLOYEE BENEFIT PLAN

The Parent sponsors a 401(k) deferred compensation plan covering substantially all of its employees of its subsidiaries. The plan provides for the Company to make discretionary contributions out of their current or accumulated net profit. The Company made no contributions for the years ended December 31, 2010 and 2009.

NOTE 15 – COMMITMENTS AND CONTINGENCIES

The Company is periodically subject to claims and lawsuits that arise in the ordinary course of business. It is the opinion of management that the disposition or ultimate resolution of such claims and lawsuits will not have a material adverse affect on the financial position, results of operations, or cash flows of the Company.

Central Florida Market of
Waste Recyclers Holdings, LLC and Subsidiaries

Notes to Combined Financial Statements

NOTE 16 – LETTER OF CREDIT

At December 31, 2010, the Parent had a letter of credit from Comerica Bank in the amount of $523,425 for the benefit of Evergreen National Indemnity Company. This letter of credit covers several of the Parent’s subsidiaries, including the Central Florida Market Area. The letter of credit expired on March 1, 2011.

NOTE 17 – FAIR VALUE MEASUREMENTS

Authoritative guidance associated with fair value measurements provides a framework for measuring fair value and establishes a fair value hierarchy that prioritizes the inputs used to measure fair value. There are inherent uncertainties related to these factors and to the judgment exercised in applying them to this analysis.

The Company’s goodwill has been measured at fair value:

Level 3 - Assets at Fair Value as of December 31,	2010	2009

Assets
Goodwill	$ 16,247,656	$ 16,247,656

Total assets	$ 16,247,656	$ 16,247,656

See Note 7 – Goodwill, for further discussion of valuation methods.

NOTE 18 – SUBSEQUENT EVENTS

The Company has evaluated the subsequent events for the period from December 31, 2010 through the date the combined financial statements were available to be issued, which was August 31, 2011.

Forbearance Agreement Payments

On October 25, 2010, the Parent and Comerica Bank signed a modified forbearance agreement regarding the swing line of credit and revolving credit and term loan agreement (collectively, the “Comerica Senior Debt”). The agreement provided for new financial covenants, a continuation of preexisting affirmative covenants, and fees of $750,000 associated with the agreement should management fail to meet certain financial covenants.

On December 31, 2010, the Parent paid Comerica Bank $300,000 in forbearance fees.

On March 31, 2011, the Parent paid Comerica Bank $450,000 in forbearance fee.

Central Florida Market of
Waste Recyclers Holdings, LLC and Subsidiaries

Notes to Combined Financial Statements

NOTE 18 – SUBSEQUENT EVENTS (CONTINUED)

Forbearance Agreement Payments

On May 5, 2011, the Parent and Comerica Bank signed a modified forbearance agreement regarding the swing line of credit and revolving credit and term loan agreement (collectively, the “Comerica Senior Debt”). The agreement provides for a continuation of preexisting affirmative covenants, and a “monthly extension fee” of $37,500, starting June 1, 2011 and continuing through September 1, 2011.

Although the modification agreement extended forbearance of the specific failed loan covenants through October 1, 2011, there is no guarantee that other performance measures and capital requirements will not generate a triggering event causing the debt to become callable in its entirety.

Sale of Central Florida Market Area / Subsidiaries

On February 28, 2011, the Parent signed an equity interest purchase agreement in the amount of $45,763,644 for the sale of certain of its assets and liabilities, referred to as the Central Florida Market Area.

In March 2011, the Parent made a payment of approximately $10.6 million to Comerica to repay the entire outstanding balance of the term loan and the remaining balance of approximately $14.4 million was used to repay a portion of the outstanding balance of the revolving credit facility.

Sale of Gulf Coast Market Area / Subsidiaries

On April 1, 2011, the Parent signed an asset purchase agreement in the amount of $13,600,000 for the sale of certain of its assets and liabilities, referred to as the Gulf Coast Market Area.

In May 2011, the Parent made a payment of approximately $7.6 million to Comerica to repay a portion of the outstanding balance of the revolving credit facility. As of July 31, 2011 the remaining balance was approximately $5.6 million.